Exhibit 10.5

Letter Regarding Restricted Stock Unit Award Under CNX Resources Corporation Equity Incentive Plan (“Plan”)
(for Directors)

CNX Resources Corporation (the "Company") hereby awards you restricted stock units under the Plan. The terms and conditions of this award are set forth in this letter, the “Terms and Conditions” attachment hereto and the Plan. To the extent the terms and conditions set forth in this letter or the attachment differ in any way from the terms set forth in the Plan, the terms of the Plan shall govern. Capitalized terms not otherwise defined herein or in the "Terms and Conditions" attachment hereto shall have the meanings ascribed to them in the Plan.

Name of Recipient:	____________________________
Award Date:	_______________________, 20__
Number of Shares Subject to Award:	_____ shares of the Company’s common stock
Vesting Schedule:	Upon the earlier to occur of: (i) one year from the Award Date, or (ii) the date of the next regular Annual Meeting of Stockholders which occurs after the Award Date
Issuance Schedule:
The shares under your restricted stock units will be issued to you on the vesting date or if the vesting date is not a business day, on the immediately following business day (or as soon as reasonably practicable thereafter but in no event later than the 15th day of the third month following such date), subject to (i) your satisfaction of all applicable income taxes, and (ii) any deferral election you may have made with respect to the payment of such shares.

Deferral Election
To the extent you have elected to defer the issuance and receipt of shares (in accordance with the procedures established by the Company), such shares shall be issued to you in accordance with the terms of the deferral election form executed by you. Further information concerning such deferral may be found by referring to a copy of your deferral election form and the Summary Plan Description for the Equity Incentive Plan attached as Exhibit A.

You have sixty (60) days following the date of this letter in which to sign and return to the Company the Acknowledgment section below in order to indicate your acceptance of the terms and conditions of your award as set forth above and in the attached Terms and Conditions.
ACKNOWLEDGMENT
I hereby acknowledge and accept the terms and conditions of the restricted stock unit award evidenced hereby, including the attached TERMS AND CONDITIONS. I further acknowledge and agree that this letter, the attached terms and conditions and the provisions of the Plan set forth the entire understanding between the Company and me regarding my entitlement to receive the shares of the Company’s common stock regarding such award and supersede all prior oral and written agreements on that subject.

SIGNATURE:     _____________________________

PRINTED NAME: ____________________________
DATED: __________________________________, 20__

                    _________________________________                                    Nicholas J. DeIuliis
                    President and CEO

TERMS AND CONDITIONS
    The restricted stock units granted under the Company’s Equity Incentive Plan (“Plan”) will entitle you to receive shares of the Company’s common stock. Each unit represents the right to receive one share of common stock following the vesting date of that unit. Unlike a typical stock option program, the shares will be issued to you without any cash payment required from you. However, you must pay the applicable income taxes (described below) when due.
    The terms and provisions of your award are subject to the provisions of the Plan. A copy of the Plan is available upon request from Human Resources. Other important features of your award may be summarized as follows:
Acceleration of Vesting Events: All of the shares subject to your award will vest (i.e., will not be subject to forfeiture) upon the occurrence of any of the following events, and (subject to the terms of your deferral election form, if applicable) such vested shares will be delivered to you on such termination date (or as soon as administratively practical thereafter but in no event later than 15th day of third month following such date):

- your death or Disability; or

- completion of a Change in Control (as such term is defined in the Plan).
Notwithstanding the foregoing, no acceleration of vesting of your shares will occur if (A) it is determined by the Board that you have: (1) committed an act of embezzlement, fraud, dishonesty or breach of fiduciary duty to the Company; (2) deliberately and repeatedly violated the rules of the Company or the valid instructions of the Board; (3) made any unauthorized disclosure of any of the material secrets or confidential information of the Company as provided under the proprietary information covenant set forth below; or (4) engaged in any conduct that could reasonably be expected to result in material loss, damage or injury to the Company and/or its Affiliates; or (B) you leave the Company’s service for any reason other than in connection with one of the events specified above.
Forfeitability: Should you cease service under circumstances which do not otherwise entitle you to accelerated vesting of the unvested shares subject to your award, then your award will be cancelled with respect to those unvested shares, and the number of your restricted stock units will be reduced accordingly. You will thereupon cease to have any right or entitlement to receive any shares of common stock under those cancelled units.
Transferability: The shares issued to you following the vesting of your award will be registered under the federal securities laws. Sales of those shares will be subject to any market black-out periods the Company may impose from time to time and must be made in compliance with the Company’s insider trading policies and applicable securities laws.
Prior to your actual receipt of the shares in which you vest under your award, you may not transfer any interest in your award or the underlying shares or pledge or otherwise hedge the sale of those shares, including (without limitation) any short sale, put or call option or any other instrument tied to the value of those shares. However, your right to receive any shares which have vested under your restricted stock units but which remain unissued at the time of your death may be transferred pursuant to the provisions of your will or the laws of inheritance following your death.
Federal Income Taxation: You will recognize ordinary income for federal income tax purposes on the date the shares which vest under your award are actually issued to you, and you must satisfy your income and other tax obligations applicable to that income. The amount of your taxable income will be equal to the closing selling price per share of the Company’s common stock on the New York Stock Exchange on the issue date times the number of shares issued to you on that date.
Stockholder Rights: You will not have any stockholder rights, including voting rights and actual dividend rights, with respect to the shares subject to your award until you become the record holder of those shares following their actual issuance to you.
Dividend Equivalent Rights: Should a regular cash dividend be declared on the Company’s common stock at a time when unissued shares of such common stock are subject to your award, then the number of shares at that time subject to your award will automatically be increased by an amount determined in accordance with the following formula, rounded down to the nearest whole share:
X = (A x B)/C, where
X    =    the additional number of shares which will become subject             to your award by reason of the cash dividend;
A    =    the number of unissued shares subject to this award as of             the record date for such dividend;
B    =    the per share amount of the cash dividend; and
C    =    the closing selling price per share of the Company’s             common stock on the New York Stock Exchange on the             payment date of such dividend.
The additional shares resulting from such calculation will be subject to the same terms and conditions (including, without limitation, any applicable vesting requirements, forfeiture provisions and deferral election) as the unissued shares of common stock to which they relate under the award.
Other Adjustments: In the event of any stock split, stock dividend, recapitilization, combination of shares, exchange of shares or other similar change affecting the Company’s outstanding common stock as a class without the Company’s receipt of consideration, the number and/or class of securities subject to your award will be appropriately adjusted to preclude any dilution or enlargement of your rights under the award in accordance with the terms of the Plan.
Proprietary Information Covenant: As a further condition to your right and entitlement to receive the shares of the Company’s common stock subject to your award, you hereby agree to abide by the terms and conditions of the following proprietary information covenant:
You and the Company agree that certain materials, including (without limitation) information, data and other materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company and its Affiliates, constitute proprietary confidential information and trade secrets. Accordingly, you will not at any time during or after your service with the Company disclose or use for your own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its Affiliates, any proprietary confidential information or trade secrets, provided that the foregoing shall not apply to information which is not unique to the Company or any of its Affiliates or which is generally known to the industry or the public other than as a result of your breach of this covenant. You agree that upon termination of your service with the Company for any reason, you will immediately return to the Company all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company and its Affiliates. You further agree that you will not retain or use for your own account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its Affiliates. Notwithstanding anything contained herein to the contrary, this Agreement shall not prohibit disclosure of proprietary confidential information if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which your legal rights and obligations as a director or under this Agreement are at issue; provided, however, that you shall, to the extent practicable and lawful in any such event, give prior notice to the Company of your intent to disclose proprietary confidential information so as to allow the Company an opportunity (which you shall not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.

Notwithstanding the foregoing, nothing in this Agreement restricts or prohibits you from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or from making other disclosures that are protected under state or federal law or regulation. You do not need the prior authorization of the Company to make such reports or disclosures. You are not required to notify the Company that you have made any such reports or disclosures. The Company nonetheless asserts, and does not waive, its attorney-client privilege over any information appropriately protected by the privilege.

Failure to Enforce Not A Waiver: The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

Legends: The Company may at any time place legends referencing the provisions of this Agreement, and any applicable federal or state securities law restrictions on all certificates, if any, representing the shares relating to this award.

Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

Amendments: This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, or as otherwise provided under the Plan. Notwithstanding, the Company may, in its sole discretion and without your consent, modify or amend the terms and conditions of this award, impose conditions on the timing and effectiveness of the issuance of the shares, or take any other action it deems necessary or advisable, to cause this award to comply with Section 409A of the Code (or an exception thereto).

Section 409A: This Award is intended to be excepted from coverage under Section 409A and shall be interpreted and construed accordingly. Notwithstanding, you recognize and acknowledge that Section 409A of the Code may impose upon you certain taxes or interest charges for which you are and shall remain solely responsible.

Notices: Any notice, request, instruction or other document given under this Agreement shall be in writing and shall be addressed and delivered, in the case of the Company, to the Corporate Secretary of the Company at the principal office of the Company and, in your case, to your address as shown in the records of the Company or to such other address as may be designated in writing by either party.

Award Subject to Plan: This Award is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference.

Entire Agreement: This Agreement and the Plan are: (i) intended to be the final, complete, and exclusive statement of the terms of the agreement between you and the Company with regard to the subject matter of this Agreement; (ii) supersede all other prior agreements, communications, and statements, whether written or oral, express or implied, pertaining to that subject matter; and (iii) may not be contradicted by evidence of any prior or contemporaneous statements or agreements, oral or written, and may not be explained or supplemented by evidence of consistent additional terms.
Prospectus: An updated prospectus summarizing the principal features of that Plan has been prepared and distributed by the Company; additional copies of the updated prospectus are available upon request from the Corporate Secretary at the Company’s executive offices at 1000 CONSOL Energy Drive, Canonsburg, Pennsylvania 15317. Attached hereto is a special supplement to such prospectus which provides certain other relevant information concerning your award. Please review both the updated plan prospectus and the supplement carefully so that you fully understand your rights and benefits under your award and the limitations, restrictions and vesting provisions applicable to the award.

EXHIBIT A
See enclosed CD